EXHIBIT 23



         CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



  The Board of Directors
  The Continental Corporation:

  We consent to incorporation by reference in the registration statement No. 33-43824 on Form S-3 of The Continental Corporation and the registration statement No. 2-97474 on Form S-8 of The Continental Corporation of our reports dated February 16, 1995, relating to the consolidated financial statements of The Continental Corporation and subsidiaries and the related financial statement schedules as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, which reports appear in or are incorporated by reference in the December 31, 1994 Annual Report on Form 10-K405 of The
  Continental Corporation.

  Our reports refer to The Continental Corporation and subsidiaries' change in methods of accounting for multiple-year retrospectively rated reinsurance contracts and for the adoption of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits," No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts," and No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1993. SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and No. 109, "Accounting for Income Taxes" were adopted in 1992.

  KPMG PEAT MARWICK LLP

  New York, New York
  March 30, 1995